Exhibit 2.4

June 24, 2014

Markit Ltd.

4th Floor, Ropemaker Place,

25 Ropemaker Street

London, England EC2Y 9LY

Ladies and Gentlemen:

Each of the undersigned understands that certain underwriters propose to enter into an Underwriting Agreement with Markit Ltd., a Bermuda exempted company (the “Company”), and certain selling shareholders of the Company, providing for the initial public offering (the “IPO”) by the several underwriters of common shares, par value $0.01 per share, of the Company (the “Common Shares”). Each of the undersigned further understands that in connection with the IPO certain existing shareholders (the “Existing Investors”) and the Canada Pension Plan Investment Board (“CPPIB” and, together with the Existing Investors, the “Investors”) shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Company, to be dated as of the closing of the IPO (the “IPO Closing Date”), pursuant to which the Investors shall agree to certain transfer restrictions on their Common Shares. Each of the undersigned hereby agrees as follows:

1. Definitions. As used herein, the following terms not otherwise defined above have the following meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Immediate Family” means any relationship by blood, marriage, domestic partnership or adoption no more remote than first cousin, and shall include any former spouse.

“Initial Ownership” means 3,000,000 Common Shares (representing approximately one half of the aggregate Common Shares owned collectively by the undersigned immediately after the IPO Closing Date, taking into account the 10-for-1 share split of the Common Shares effected in connection with the IPO).

“Permitted Transferee” means (A) a member of the Immediate Family of the undersigned, (B) a beneficiary of the undersigned’s Common Shares who is entitled to receive the Common Shares as a result of the operation of law, contract or estate or intestate succession, (C) any trust or other like entity for the direct or indirect benefit of the undersigned or a member of the Immediate Family of the undersigned, or (D) a corporation, partnership, limited liability company or other entity of which the undersigned or a member of the Immediate Family of the undersigned are the direct or indirect legal and beneficial owners of all the outstanding equity securities or similar interests of such corporation, partnership, limited liability company or other entity.

“Registrable Securities” means, at any time, any Initial Ownership Common Shares “beneficially owned” (as such term is defined in Rule 13d-3 of the Exchange Act) by the undersigned, until (i) such Common Shares have been resold pursuant to a registration statement covering such Common Shares, or (ii) such Common Shares are otherwise Transferred with the consent of the Company and as to which the Company has delivered, or has caused any transfer agent to deliver, a new certificate in book-entry form or other evidence of ownership for such Common Shares not bearing the legend required pursuant to this letter agreement and such Common Shares may be resold without subsequent registration under the Securities Act.

“Restriction Termination Date” means the first anniversary of the IPO Closing Date.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Transfer” means, with respect to any Common Shares, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, mortgage, encumber, hypothecate or otherwise transfer, in whole or in part, any of the economic consequences of ownership of such Common Shares, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, mortgage, encumbrance, hypothecation or other transfer, in whole or in part, of any of the economic consequences of ownership of such Common Shares or any agreement or commitment to do any of the foregoing, in each case not including such shares being placed into a bond as a part of financial planning matters.

2. General Restrictions on Transfer. Each of the undersigned agrees that he or it shall not Transfer any Initial Ownership Common Shares (or solicit any offers in respect of any Transfer of any Initial Ownership Common Shares), except in compliance with the Securities Act, any other applicable securities or “blue sky” laws, and the terms and conditions of this letter agreement. Any attempt by the undersigned to Transfer any Initial Ownership Common Shares not in compliance with this letter agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s register of members or branch register to such attempted Transfer.

3. Legends. (a) In addition to any other legend that may be required, each certificate (whether in book-entry form or otherwise) for Initial Ownership Common Shares issued to the undersigned shall bear a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY

NOT BE OFFERED, SOLD, PLEDGED, MORTGAGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE LETTER AGREEMENT DATED AS OF JUNE 24, 2014, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM MARKIT LTD. OR ANY SUCCESSOR THERETO.

(b) If any Initial Ownership Common Shares shall cease to be Registrable Securities under clause (i) of the definition thereof, the Company, upon the written request of the undersigned, shall cause any transfer agent to issue in book-entry form to the undersigned a new certificate evidencing such Initial Ownership Common Shares without the first sentence and the words “ALSO” and “ADDITIONAL” in the second sentence of the legend required by Section 3(a) endorsed thereon.

(c) If any Initial Ownership Common Shares cease to be subject to any and all restrictions on Transfer set forth in this letter agreement, the Company, upon the written request of the undersigned, shall cause any transfer agent to issue in book-entry form to the undersigned a new certificate evidencing such Initial Ownership Common Shares without the second sentence of the legend required by Section 3(a) endorsed thereon.

4. Permitted Transferees. Notwithstanding anything in this letter agreement to the contrary, each of the undersigned may at any time Transfer any or all of his or its Initial Ownership Common Shares to one or more Permitted Transferees without the consent of the Company so long as (a) such Permitted Transferee shall have agreed in writing to be bound by the terms of this letter agreement and (b) the Transfer to such Permitted Transferee is in compliance with the Securities Act and any other applicable securities or “blue sky” laws.

5. Restrictions on Transfers by the Undersigned. (a) Without the written consent of the Company, each of the undersigned shall not Transfer any of his or its Initial Ownership Common Shares, except (i) to one or more Permitted Transferees in accordance with Section 4, (ii) after the Restriction Termination Date, in an offering or sale in connection with the exercise of his or its rights under, and in accordance with, Article 3 of the Registration Rights Agreement and in accordance with this Section 5 or (iii) in accordance with clause (d) or (e) of this Section 5.

(b) The number of Initial Ownership Common Shares Transferred by the undersigned pursuant to Section 5(a)(ii) in each successive 12-month period beginning on the Restriction Termination Date or any anniversary thereof shall not exceed 331/3% of the undersigned’s Initial Ownership Common Shares.

(c) If the undersigned does not Transfer in an offering or sale the maximum allowable number of Initial Ownership Common Shares under Section 5(b) in any successive 12-month period beginning on the Restriction Termination Date or any anniversary thereof, any such remaining number of Initial Ownership Common Shares for such period shall be carried over to the next subsequent 12-month period and available for Transfer in an offering or sale in connection with the exercise of the undersigned’s rights under, and in accordance with, Article 3 of the Registration Rights Agreement and otherwise in accordance with this Section 5.

(d) Any Initial Ownership Common Shares held by the undersigned after any registration effected in accordance with Article 3 of the Registration Rights Agreement subsequent to the third anniversary of the IPO Closing Date, and, in any case, any Initial Ownership Common Shares held by the undersigned on the fourth anniversary of the IPO Closing Date, shall cease to be subject to any restrictions on Transfer set forth in Section 5(a)(ii), subject to compliance with the Securities Act and any other applicable securities or “blue sky” laws.

(e) Notwithstanding anything contained herein to the contrary, the restrictions described in this letter agreement shall not apply to any Transfer of Initial Ownership Common Shares that is required by law or a governmental authority, provided that in the case of any such Transfer the undersigned shall Transfer no more than the minimum number of Initial Ownership Common Shares as are reasonably necessary to satisfy such legal or governmental authority requirement.

6. Amendments and Waivers. The provisions of this letter agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions of this letter agreement may not be given without the written consent of the Company and each of the undersigned.

7. Effectiveness. This letter agreement shall become effective upon the IPO Closing Date. For the avoidance of doubt, this letter agreement shall be of no force or effect if the Registration Rights Agreement is not executed and effective upon the IPO Closing Date.

Very truly yours,

/s/ Lance Uggla
Lance Uggla

Pan Praewood 1

By:	/s/ Janique Thiry
	Name:	Janique Thiry
	Title:	Head of Unquoted Investments

By:	/s/ Stephan Christmann
	Name:	Stephan Christmann
	Title:	Manager Unquoted Investments

Acknowledged and agreed.

Markit Ltd.

By:	/s/ Jeff Gooch
	Name:	Jeff Gooch
	Title:	CFO